Exhibit 99.04

SoftNet Technology Corp. Acquires PeriNet Technologies through Recent Merger

Iselin, N.J., October 2, 2006 -- SoftNet Technology Corp. (OTCBB Symbol: STTC) (German WKN#: A0B7RZ) announces that, on Friday September 29, 2006, PeriNet Technologies, LLC, based in Newtown, Pennsylvania, merged with and into SoftNet. For accounting purposes, the merger became effective on July 1, 2006.

PeriNet is a technology based company specializing in network security and infrastructure solutions for a wide range of businesses and industries. PeriNet’s primary clients are in the education, healthcare, financial & accounting, transportation and manufacturing sectors. PeriNet conducts business on a national basis but is best known in the PA., NJ, and DE tri-sate region.

This merger provides SoftNet an immediate and synergistic Security Practice that compliments the Company’s current offerings and business, in Telecommunications, Storage Area Networking, Healthcare and Project Management. PeriNet’s focus on IT security strengthens SoftNet’s infrastructure focus with additional products, services and solutions that can now be offered to SoftNet’s existing client base.

SoftNet will also be able to leverage these same services in the SMB space as a valuable addition to the Company’s “Right Start” Small Business Server programs.

Additionally, SoftNet will market PeriNet’s products and services nationally. SoftNet will maintain a sales office in Pennsylvania to facilitate services for existing PeriNet customers and provide the platform for expansion of SoftNet’s practices into the Philadelphia, South Jersey and Delaware market places.

Through the merger, SoftNet also acquires the rights to PeriGuardian tm, a leading edge Network Security Assessment  Service. Additionally, PeriNet holds high technology industry certifications from leading manufacturers and solution providers, such as, Cisco, Microsoft, Fortinet,  Barracuda Networks, Sygate, Lucid and Aventail. SoftNet will also benefit from the addition of the existing PeriNet leadership team and staff. This includes Michael Piscopo, President and CTO, and creator of PeriGuardian tm, as well as, a national speaker on security and risk mitigation and Matt Cox, PeriNet VP-Business Development.

As consideration for the merger, SoftNet agreed to pay $300,000 in cash (paid out in installments over the next 180 days) and SoftNet restricted stock with a maximum value of $2,100,000, of which $1,000,000 is guaranteed and the balance becomes vested upon attainment of certain performance levels.

“SoftNet is excited about the opportunities the Perinet acquisition will provide to the Company. The new Security Practice will expand our offerings and services to perspective clients on a national scale and leverage both Companies’ existing customer relationships. In addition, we are very fortunate to have Mike Piscopo join the Company. His credentials in the security field are well known and adds immediate technical expertise which will benefit the Company and clients alike.” said Kevin Holt, CEO of SoftNet.

Please visit our website at www.softnettechnology.com for more information.

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made on behalf of the company. All such forward-looking statements are, by necessity, only estimates of future results and actual results achieved by SoftNet Technology Corp (STTC) may differ materially from these statements due to a number of factors. STTC assumes no obligations to update these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting such statements. You should independently investigate and fully understand all risks before making investment decisions.

SoftNet Technology Corp.
www.softnettechnology.com